Exhibit 15.1

January 5, 2017

Cheniere Corpus Christi Pipeline, L.P.

Houston, Texas

Re: Registration Statement in Form S-4 to be filed by Cheniere Corpus Christi Holdings, LLC

With respect to the subject registration statement, we acknowledge our awareness of the use therein of our report dated December 19, 2016 related to our review of interim financial information of Corpus Christi Pipeline, L.P.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an independent auditor, or a report prepared or certified by an independent auditor within the meaning of Sections 7 and 11 of the Act.

Very truly yours,

/s/ KPMG LLP